UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/30/2010

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 30, 2010, the Compensation Committee of the Company's Board of Directors approved discretionary awards of restricted stock and options under the Company's 2002 Stock Incentive Plan to the Company's named executive officers as follows: Alan Niedzwiecki, the Company's President and Chief Executive Officer, Dale Rasmussen, the Company's Chairman of the Board, and Brian Olson, the Company's Chief Financial Officer, each received an award of 250,000 shares of restricted stock and options to purchase 250,000 shares of the Company's common stock; Kenneth Lombardo, the Company's Vice President-Legal, General Counsel and Corporate Secretary, received an award of 175,000 shares of restricted stock and options to purchase 175,000 shares of the Company's common stock; and David Mazaika, the Company's Chief Operating Officer, received an award of 150,000 shares of restricted stock and options to purchase 150,000 shares of the Company's common stock. The Compensation Committee set August 2, 2010 as the grant date for the restricted stock and options.

The restricted stock awarded to the named executive officers will vest on August 2, 2013 (the "Vesting Date"). Prior to the Vesting Date, the restricted stock is subject to a risk of forfeiture if the named executive officer resigns or his employment is terminated for cause or on account of death or permanent disability. The options have an exercise price of $0.59 per share, the closing price for a share of the Company's common stock on the grant date. The options vest ratably over four years, and have a term of ten years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

Date: August 04, 2010	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer